Exhibit 4.28

CONTRACT No.      32-000155-01C V

made between

THE BUYER
Zhejiang Yuhui Solar Energy Source Co., Ltd (ReneSola)
ADDRESS: No.8 Baoqun Road Yaozhuang
Industrial Park,
Jiashan Country, Zhejiang Province,
314117 China
Tel: +86 (0)573 4773058
Fax: +86 (0)573 4773383

and

THE SELLER:
ALD VACUUM TECHNOLOGIES GmbH
ADDRESS: Wilhelm-Rohn-Strasse 35, 63450 Hanau, Germany
Fax: 49-6181-307-3299
Tel: 49-6181-307-3078

This contract is made by and between the Buyer and Seller, whereby the Buyer agrees to buy and the Seller agrees to sell the under mentioned commodity according to the terms and conditions stipulated below:

1.
ITEM	COMMODITIES; SPECIFICATIONS	ALL AMOUNTS in EUR
1	Eighty (80) Silicon Crystallisation Units Type SCU 400 capable of Melting, Crystallising, Annealing and Cooling Down of Photovoltaic Grade Silicon Ingots, scope of supply and service as per Annex 1,	[****]*
2
Spare Parts Package -hereafter referred to as the Equipment or the Goods-

CIF Shanghai, China Seaport according to Incoterms 2000.

Total Contract Price

in words: EUR Forty Million Eight Hundred Thousand only.
2. COUNTRY OF ORIGIN AND MANUFACTURERS: European Community;
ALD Vacuum Technologies GmbH, Germany

* This portion has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406.

3. PACKING:

To be packed in new strong wooden cases and suitable for long distance ocean transportation and to change of climate, well protected against rough handling, moisture, rain, corrosion, and shocks. The wooden cases shall be marked with an IPPC Stamp.

The Seller shall be liable for any direct damage of the commodity and direct expenses incurred on account of improper packing and for any rust attributable to inadequate or improper protective measures taken by the Seller in regard to the packing.

4. SHIPPING MARK
 The Seller shall mark on the four adjacent sides of each package with fadeless painting the package number, gross weight, net weight, measurement, Contract No., port of destination, consignee code and the wordings “KEEP AWAY FROM MOISTURE”; “HANDLE WITH CARE”, “THIS SIDE UP”, the lifting position, gravity centre and the shipping mark:

RENESOLA
Contract 32-000155-01 C V

5. TIME OF SHIPMENT (delivery “on board” European Seaport, i.e. date of Bill of Lading):

Under the condition that the down payment as per Article 9.1 is credited at sellers account not later than July 30, 2008 and the 1st Letter of Credit as per Clause 9.2 and 9.4 is received by the Seller not later than August 15, 2008, the delivery time will be as follows,

1st Lot:
06 SCU 400 not later than [****]*
02 SCU 400 not later than [****]*
12 SCU 400 not later than [****]*
12 SCU 400 not later than [****]*
16 SCU 400 not later than [****]*
60% of the Spare Parts Package not later than [****]*

Under the condition that the down payment as per Article 9.1 is credited at sellers account not later than July 30, 2008 and the 2nd Letter of Credit as per Clause 9.3 and 9.4 is received by the Seller not later than November 30, 2009, the delivery time will be as follows,

2nd Lot:
16 SCU 400 not later than [****]*
16 SCU 400 not later than [****]*
40% of the Spare Parts Package not later than [****]*

Earlier delivery in other sequences is allowed.

In case of a delay in receipt of the down payment and/or Letter of Credit(s), the time of delivery is prolonged by an appropriate period.

6 PORT OF SHIPMENT: European North-Sea Port

* This portion has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406.

7 PORT OF DESTINATION: Shanghai Seaport China

8 TRANSPORT INSURANCE: Under CIF terms transport insurance for 110 % of the invoice value shall be arranged by the Seller.

9. PAYMENT TERMS:

All payment under this contract from the Buyer to the Seller shall be made via Industrial and Commercial Bank of China, Zhejiang Branch, Swift BIC: ICBKCNBJZJP, IID No. 307911, Account No. 1204070009814017930 via Swift to Seller’s account as follows:

9.1  30% of the total contract amount, i.e. [****]* –as down payment to be paid against presentation of a down payment invoice showing the same amount in favor of ALD’s account no. with Bayerische Hypo und Vereinsbank, Aschaffenburg, or COMMERZBANK Ffm to be received by seller no later than fifteen (15) calendar days after coming into force of contract.

9.2  The Buyer shall open with a first class Chinese Bank the 1st Letter of Credit to be advised by Seller’s Bank to the Seller not later than 30 days after coming into force of the contract for [****]*,— representing the value of 70% of 48 Furnaces i.e. [****]*—plus Spare Parts i.e. [****]*—representing 70% of the value of the spare parts of the 1st lot. The latest date of shipment shall be 9 months from coming into force of the contract plus 8 weeks.

9.3  The Buyer shall open with a first class Chinese Bank the 2nd Letter of Credit to be advised by Seller’s Bank to the Seller not later than 5 months after coming into force of the contract for [****]*,— representing the value of 70% of 32 Furnaces i.e. [****]*—plus Spare Parts i.e. [****]*—representing 70% of the value of the spare parts. The latest date of shipment shall be 11 months from coming into force of the contract plus 8 weeks.                                                     :

9.4  The both Documentary Letters of Credit as per item 9.2 and 9.3 shall irrevocably opened in favor of the Seller, shall be advised by and payable as Hypo Vereinsbank, Frankfurt or COMMERZBANK Frankfurt (to be advised by the Seller) not expiring before the last payment rate has been paid out. Partial shipment allowed. Period for presentation of documents shall not less than 21 days. The letters of Credit shall be payable as follows:

70%  pro rata delivery of the partial contract amount for the Furnaces as per 9.3 and 9.4 against Seller’s presentation of :

-	Seller’s commercial invoice signed in 1 original and 4 copies, indicating the contract no. and shipping mark,
-	Full set of 3/3 original clean on board Bills of Lading marked “Freight pre-paid”, indicating Contract No. and shipping mark made out to order and blank endorsed, notifying the Buyer,
-	Packing List in 2 originals and 2 copies issued by the Seller with indication of gross weight, net weight, dimension of each package, number of packages and content of each package.

* This portion has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406.

-	Certificate of Quality and Quantity issued by the Seller, in one original and two copies
-	Certificate of Origin in one original and two copies
-	One copy of fax to the Buyer, advising particulars of shipment within 8 working days after date of B/L is made
-	A Performance Bond for 5% of the value of the Furnaces of the respective partial shipment issued by a first class German Bank or Insurance Institute in favour of the Buyer
-
70%  pro rata delivery of the partial contract amount for Spare Parts against Seller’s presentation of :

-	Seller’s commercial invoice signed in 1 original and 4 copies, indicating the contract no. and shipping mark,
-	Full set of 3/3 original clean on board Bills of Lading marked “Freight pre-paid”, indicating Contract No. and shipping mark made out to order and blank endorsed, notifying the Buyer,
-	Packing List in 2 originals and 2 copies issued by the Seller with indication of gross weight, net weight, dimension of each package, number of packages and content of each package.
-	Certificate of Quality and Quantity issued by the Seller, in one original and two copies
-	Certificate of Origin in one original and two copies
-	One copy of fax to the Buyer, advising particulars of shipment within 8 working days after date of B/L is made

All the banking charges incurred in China shall be borne by the Buyer while all the banking charges incurred outside China shall be borne by the Seller.

10. SHIPMENT:
Trans shipment is prohibited. Partial shipments are allowed.
One copy of fax to the Buyer, advising particulars of shipment within 3 working days after date of B/L is made as per the stipulations of Clause 11.2.

11. LATE DELIVERY AND LIQUIDATED DAMAGES:
Should the Seller fail to make delivery (i.e. shipment on board the vessel as per Clause 5. above) on time as stipulated in the contract, with exception of Force Majeure causes specified in Clause 15 of this contract or delays not imputable to Seller, the Buyer shall agree to postpone the delivery on condition that he is entitled to claim from Seller Liquidated Damages. After an initial grace period of 2 weeks, the rate of Liquidated Damages is charged at 0.5% of the value of the goods being in delay for every complete week of delay. Such Liquidated Damages, however, shall not exceed 5.0% of the total value of the Goods involved in the late delivery.
In case the time of delivery is delayed for more than 4 months for reason solely attributable to the Seller, the Buyer has the right to terminate the contract for the furnaces being in such delay. In such a case the Seller has to repay the down payment received for this furnace(s) and has to pay the respective penalty to the Buyer.

Further liabilities of the Seller for delay are excluded.

12 INSPECTION AND TESTING:
12.1
The Seller shall invite the Buyer in time to attend the inspection and testing procedure in German as described in Chapter 5 of the Annex 2 of the technical specification for one of the Furnaces produced. The delegation of the Buyer shall consist of up to 5 persons (including 1 interpreter). In case the specialist of the Buyer does not attend the testing procedure the Seller has the right to perform the tests without the presence of the Buyer.

12.2
After arrival of the goods on Buyer’s site, the Buyer, with the Seller’s representatives ( if requested by the Seller and if Seller’s representative arrives in time), has the right to apply to the Beijing Entry-Exit Inspection and Quarantine (hereinafter referred to as the Entry-Exit Inspection) for a preliminary inspection in respect of the quality, specifications and quantity/weight of the goods and a Survey Report shall be issued therefore. If discrepancies are found by the Entry-Exit Inspection regarding specifications of the quantity or both, except when the responsibilities lie with insurance company or shipping company, the Buyer shall, within 60 days after arrival of the goods on Buyer’s site, have the right to claim against the Seller.

Should the quality and specifications of the goods be not in conformity with contract or should the goods prove defective within the warranty period stipulated in Clause 13 for any reason imputable to Seller, the Buyer shall arrange for a survey to be carried out by the Entry-Exit Inspection and have the right to claim against the Seller on the strength of the Survey Report.

12.3	Final acceptance testing of the Furnaces shall be carried out as per Chapter 7 of Annex 2. Final acceptance shall take place for each of the delivered furnace independently.

13  SHIPPING ADVICE:

The Seller shall, within 3 working days after B/L-date, advise the Buyer by fax of the Contract No., commodity, quantity, number of package, invoiced value, gross weight, name of vessel, date of B/L and B/L- number, and estimated date of arrival etc.

14  WARRANTY AND QUALITY:

Seller warrants that the equipment will be constructed in a workmanlike manner, that it is free from defects in material and manufacture and that, at the time Seller tenders delivery at the destination point, it will conform substantially to the Specifications and Designs.

If within 12 months after this first start-up at Buyer’s site or within 16 months from FOB delivery or notification that the equipment is ready for dispatch, whichever is earlier, any item of the equipment proves to be defective by reason of wrong choice of material, bad workmanship or faulty design, and such reasons are attributable to Seller, Seller at his choice and expense, and upon Buyer’s prompt written notice - which is to be given at the latest within fourteen (14) days from the discovery of such defect - shall replace the defective item by a new one or repair it within a reasonable time after receipt of buyer’s notice, but not more than 3 months unless a special situation is verified, the parties will reach another agreement in regard of time.

Provided a claim by the Buyer is received by the Seller in writing during the Seller’s office hours (Monday to Friday) the Seller shall respond in writing within the following 2 working days and will manage to work out a suitable solution with the Buyer.

It is agreed and understood that the warranty period starts and end of each of the delivered furnaces independently.

It is clearly understood that Seller’s responsibility for parts fabricated locally and / or bought by Buyer according to Seller’s engineering instructions is limited to the submitted design and engineering.

Seller’s warranty does not cover parts which are subject to normal wear and tear as well as damages due to improper or negligent handling of equipment or due to deviations from Seller’s operating instructions.

The foregoing warranties are definite and Seller makes no other warranties with respect to the equipment, expressed or implied, including no warranty of merchantability or of fitness for a particular purpose.

15  FORCE MAJEURE:

The contract parties shall be released from liability for partial or complete non-fulfilment of their obligations hereunder if due to Acts of God/Force Majeure, including but not limited to war, fire, flood, typhoon, earthquake, strike, embargo or governmental acts or interference’s. In such an event, the contract party suffering from such event shall promptly notify the other contract party in writing of the beginning and cessation of the circumstances preventing performance, and the time for fulfilment of the contractual obligations shall be extended for a period of time equal to that during which such circumstances have lasted, or for such other reasonable period as the contract parties may agree upon. In addition, within fourteen days after the party’s notification of a Force Majeure event, such party shall send by airmail to the other party a certificate issued by the Competent Government Authorities or Chamber of Commerce where the event occurs as evidence thereof.

Should the Force Majeure period exceed 40 consecutive weeks, either contract party shall have the right to cancel the contract. No liability or penalty shall be imposed on the party suffering from such an event for damages of any kind incurred or sustained by the other party from delays in the performance of this contract for the reasons stated above.

 16  ARBITRATION:

All disputes in connection with this contract or the execution thereof shall be settled through friendly negotiations. In case no settlement can be reached, the case may then be submitted for arbitration in Stockholm in accordance with the arbitral rules promulgated by the Arbitration Commission (ICC, Paris rules). The arbitration shall take place in Stockholm, Sweden and the decision of the Arbitration Commission shall be final and binding upon both parties; neither party shall seek recourse to a law court nor other authorities to appeal for revision of the decision. Or the arbitration may be settled in a third country mutually agreed upon by both parties. Arbitration fee shall be borne by the losing party. The contract shall be governed by the substantive law of Sweden.

 17 EFFECTIVENESS OF CONTRACT:

This contract shall become effective upon

-	Signature of this Contract by both parties.

Should the Seller not having received

●	the down payment by July 30, 2008 and/or
●	the 1st L/C(s) by August 5, 2008 and/or
●	the 2nd L/C by November 30, 2008.

The Seller has the right to adjust the prices and/or to prolong the delivery time(s) as per Article 5 and related dates for a period of time to be advised by the Seller.

In case the contract is not into force on or before September 1st 2008, the Seller has right to declare this document as invalid.

18. TAXES AND DUTIES

18.1	All taxes in connection with the execution of this contract levied by the Chinese Government on the Buyer in accordance with the tax laws in effect shall be borne by the Buyer.

18.2	All taxes arising outside of China in connection with the execution of this contract shall be borne by the Seller.

19  GENERAL LIABILITY:

Liability for damage to persons or property is accepted by the Seller only to the extent covered by the existing insurance (third party liability insurance) concluded by the Seller. This third party liability insurance for any one insured event and annual aggregate shall provide insurance cover up to a limit of € 10.000.000,— for bodily injury and property damage.

Any liability by Seller for consequential damages, loss of profit, or any other indirect losses or damages is expressly excluded, to the extent that the Seller does not infringe on compulsory law.

20  PASSAGE OF RISK

The risk of loss passes to the Buyer according to the provisions of the Incoterms 2000, applicable for the delivery condition as stipulated in this contract.

21 PASSING OF TITLE

The Seller reserves the right of ownership for all deliveries made and services rendered under the contract until payment of the contract price has been made in full by the BUYER.

The Buyer shall co-operate in any measures necessary for the protection of Buyer’s title, in particular reservation of title in the required form in public registers or similar records, all in accordance with relevant laws.

22  SECRECY

The Secrecy Agreement signed on September 29, 2006 shall apply to all information exchanged under this contract.

23 APPENDICES

The following Appendices form an integral part of this contract:

Annex 1  price sheet

Annex 2 Technical Specification No. SCU 400 No. 32- 0002155-01 Rev A

Annex 3 Draft of the Performance Bond.

IN WITNESS THEREOF, this contract is signed by all parties in two original copies, each party holds one copy. The Appendices of this contract shall be an integral part of the contract and have the same validity as the contract. In case of any discrepancies, the wording of this contract shall govern. Attached to the contract or integrated into it might be a Chinese translation of the contract language. This translation is for reference only and in any case the English version shall govern.

THE BUYER:	THE SELLER:
Zhejiang Yuhui Solar Energy Source Co., Ltd (ReneSola) No.8 Baoqun Road Yaozhuang Industrial Park, Jiashan Country, Zhejiang Provinec, 314117 China	ALD VACUUM TECHNOLOGIES GmbH Wilhelm Rohn Str. 35 63450 Hanau, Germany

/s/ Fred Yeh	/s/ Helmut Berg
Mr. Fred Yeh COO and General Manager	ppa. Helmut Berg

July 15, 2008                                      July 15, 2008

ALD Vacuum Technologies GmbH	Annex 1 to Contract CV

PRICE SHEET

32-000155-01 C V

for
Eighty (80) Silicon Crystallisation Units

Type SCU 400

Capable of Melting, Crystallising, Annealing and Cooling Down of Photovoltaic
Grade Silicon

ALD Vacuum Technologies GmbH	Annex 1 to Contract CV

1.             Price for SCU 400

1.1           The price for Eighty (80) SCU 400
as per scope of supply defined in Chapter 3 of
 Technical Specification No. 32-000155-01 C V amounts to
([****]*,—for each furnace)                  [****]*,
The steel structure as per item 3.12 of Annex 2 for the eight furnaces shall be manufactured and delivered by the Buyer. The Seller shall provide the basic engineering for this steel structure.

1.2            The price for Supervision
as defined in Chapter of
Technical Specification No. 32-000155-01 C V (Annex 2)
One Hundred and Twenty (120) man weeks included in Position 1.1. and 1.2.

1.3           Spare parts
1.3.1                  Spare parts package to be selected by the customer    [****]*
1.3.2                  15 (fifteen) Set of Top-and Bottom heater
 Each consisting of: Heating Rods and Connecting tubes       [****]*

Total contract value CIF Shanghai according to INCOTERMS 2000     [****]*

* This portion has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

TECHNICAL SPECIFICATION

32-000155-001

For
Silicon Crystallisation Unit

Type SCU 400

Capable of Melting, Crystallising, Annealing and Cooling Down
of Photovoltaic Grade Silicon

Customer:	Rene Sola
NO.8 Baoqun Road
Yao Zhuang
Jiashan, Zhejiang Province
314117 CHINA
Phone: 0573 477 3058
Fax: 0573 477 3383

Proposed by:	ALD Vacuum Technologies GmbH
Wilhelm-Rohn-Str. 35
D-63450 Hanau

Contact partner sales:	Mr. Michael Hohmann
Phone: +(49) 6181-307-3309
Fax: +(49) 6181-307-3299

E-Mail: michael.hohmann@ald-vt.de

Representative I Local Office:	C & K Development Co. Ltd.
1808, Henderson Building, Block 1
18 Jianguomennai Avenue
Beijing -100005
P. R. China

Contact: Mr. Ray Zhaoyu
Phone: +81-10-65182828
Fax: +81-10-65188182
Date	June 11th , 2008

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

[****]*

* This portion has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406.

ALD Vacuum Technologies GmbH	Annex 3 to Contract CV

To:
Zhejiang Yuhui Solar Energy Source Co., Ltd (ReneSola)
ADDRESS.. NO.8 Baoqun Road Yaozhuang
Industrial Park, Jiashan Country, Zhejiang Province
314117 China

PERFORMANCE BOND NO.

We have been informed that our customer, ALD Vacuum Technologies GmbH, Wilhelm-Rohn Str. 35, D¬63450 Hanau, hereinafter called the SELLER, and your goodselves -hereinafter called BUYER -have entered into a contract concerning the supply of

Eighty (80) Silicon Crystallisation Units Type SCU 400 capable of Melting, Crystallising, Annealing and Cooling Down of Photovoltaic Grade Silicon Ingots, hereinafter called MACHINE(S),

in the total value of EUR………………………for the MACHINE(S) plus Spare Parts amounting to €……………………… i.e. the total contract value is €……………………

The Value of this partial shipment for MACHINES no….. to…… amounts to €………………… (i.e. €…………… per MACHINE)

In accordance with the payment conditions agreed upon, a payment amounting to ....... % of the value of the partial shipment for the MACHINES i.e. EUR ……………will be made by you to the SELLER against a guarantee in your favour, amounting to 5 % of the value of the partial shipment for the MACHINE(S) i.e. EUR ……………

In consideration of the aforesaid, we…………… , (Issuing Institute), hereby undertake to repay to you any sum you may claim from us but not exceeding the amount of EUR…………… ,—within 30 days after receipt of your first demand in writing wherein you declare simultaneously that the SELLER failed to comply with obligations regarding HIe acceptance of tile MACHINE for reasons for which he is responsible. Any claim for payment under this guarantee has to be presented to us, together with this document, through a first-class bank which has to confirm to us the authenticity of the signature on your written demand.

It is a condition for claims and payment under this guarantee to be made that the payment in the sum of EUR…………… (value of this partial shipment) has been received by (Name of the Bank) at the account…………… without reserve in favour of the SELLER.

Our liability under this guarantee will expire pro rata acceptance of each MACHINE, to be proven by SELLER through presentation to us of copie(s) of individual acceptance protocols for each of the MACHINES or latest 4 months after the respective date of Bill of Lading. A copy of the Bill of Lading along with a copy of the respective invoice has to be presented to us by the SELLER which constitute sufficient proof for the pro rata expiration of the guarantee by us.

Our liability under this guarantee will expire automatically 4 months from the date of Bill of Lading latest however on ………… Any claim under it must be received by us by that date.

ALD Vacuum Technologies GmbH	Annex 3 to Contract CV

This guarantee is to be returned to us as soon as it is no longer required, or its validity has expired whichever is earlier.

…………………………………….
Signature of the issuing Insitut